EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Cohu, Inc. (“us,” “our,” “we” or the “Company”) is a summary of the rights of our common stock and certain provisions of our certificate of incorporation and bylaws currently in effect. This summary does not purport to be complete and for the complete terms of our capital stock, please refer to our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”) and our amended and restated bylaws, as amended (our “bylaws”). The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

Common Stock

We are authorized to issue 90,000,000 shares of common stock. The holders of Common Stock possess exclusive voting rights in us, except to the extent our board of directors specifies voting power with respect to any other class of securities issued in the future. Each holder of our common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders have the right to cumulate votes in the election of directors.

Subject to preferences that may be granted to the holders of preferred stock, each holder of our common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of our common stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by our board of directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. Our common stock is listed on the Nasdaq Global Select Market under the symbol “COHU”.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, none of which were issued and outstanding. Our board is authorized, without action by our stockholders, to classify or reclassify any unissued portion of our authorized shares of preferred stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. Our board may fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. In addition, our certificate of incorporation provides that any business combination involving any stockholder who, together with affiliates and associates, owns 5% or more of our outstanding common stock, must be approved by affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of stock, provided, however, that the foregoing shall not apply to any business combination which was approved by resolution of our Board of Directors prior to the acquisition of the ownership or control of ten (10%) percent of our outstanding shares by such related party, nor shall it apply to any business combination between Cohu and another corporation, fifty (50%) percent or more of the voting stock of which is owned by Cohu, and none of which is owned or controlled by a related party, provided that each Cohu stockholder receives the same type of consideration in such transaction in proportion to his stockholding.

Board Vacancies

Our bylaws provide that any vacancy or vacancies in the Board resulting from the death, resignation or removal of any director, or an increase in the authorized number of directors, may be filled by a majority of the remaining directors, though less than a quorum.

Undesignated Preferred Stock

The authority that will be possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Special Meeting Requirements

Our bylaws provide that special meetings of our stockholders may only be called at the request of a majority of our Board of Directors or at the request, in writing, of stockholders owning a majority of our then issued and outstanding capital stock provided such meeting is for the sole purpose of considering the removal from office of a director who has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to a direct repeal, or a director who has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

Classified Board

Our certificate of incorporation provides that our board of directors is divided into three classes, each comprised of three directors. The directors designated as Class 1 directors have a term expiring at our annual meeting of stockholders in 2023. The directors designated as Class 2 directors have a term expiring at our annual meeting of stockholders in 2024, and the directors designated as Class 3 directors have a term expiring at our annual meeting of stockholders in 2025. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast in an uncontested election by the stockholders entitled to vote at the election. A contested election will be determined by a plurality of the votes cast. Under the classified board provisions, it will take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Stockholder Action by Written Consent

Our bylaws expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The above provisions may deter a hostile takeover or delay a change in control or management of us.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is ComputerShare Investor Services, LLC.